Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2025 relating to the financial statements of Biglari Holdings Inc and the effectiveness of Biglari Holding's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Biglari Holding Inc for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Austin, Texas
January 16, 2026